AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2000
                                                     REGISTRATION NO. 333______


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------

                               CONCORD EFS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                            04-2462252
   (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)              identification No.)

                       2525 HORIZON LAKE DRIVE, SUITE 120
                            MEMPHIS, TENNESSEE 38133
                                 (901) 371-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------

                               EDWARD T. HASLAM,
                           CHIEF FINANCIAL OFFICER OF
                               CONCORD EFS, INC.
                       2025 Horizon Lake Drive, Suite 120
                            Memphis, Tennessee 38133
                                 (901) 371-8022
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------

                                WITH COPIES TO:
                            RICHARD M. HARTER, ESQ.
                               JOE H. HICKS, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000
                                  -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                  Proposed Maximum     Proposed Maximum
Title of Securities             Amount to         Offering Price       Aggregate            Amount of
to be Registered                be Registered     Per Share(1)         Offering Price(1)    Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock
Par Value $0.33 1/3 per share        665,275         $22.8125              $15,176,585          $4,007.00
============================================================================================================

     (1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to

665,275 shares at a purchase price of $22.8125 per share, which is the average of high and low prices reported in the consolidated reporting system of the Nasdaq National Market on May 8, 2000. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


                               TABLE OF CONTENTS

                                                                           Page
Where You Can Get More Information....................................     2

Certain Information We Are Incorporating By Reference.................     2

Risk Factors..........................................................     3

Forward-Looking Statements............................................     7

Concord EFS, Inc......................................................     7

Recent Developments...................................................     8

Use of Proceeds.......................................................     8

Selling Stockholders..................................................     8

Plan of Distribution..................................................     10

Legal Matters.........................................................     11

Experts...............................................................     11

PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                   Subject to Completion, dated May 15, 2000



                                 665,275 SHARES
                               CONCORD EFS, INC.
                                  COMMON STOCK


     Selling stockholders identified in this prospectus may sell up to 665,275 shares of common stock of Concord EFS, Inc. Concord EFS will not receive any of the proceeds from the sale of shares by the selling stockholders. Concord EFS's common stock is listed on the Nasdaq National Market under the symbol "CEFT". On May 12, 2000 the closing sale price of the common stock, as reported on the Nasdaq National Market, was $23.25 per share. When used herein, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest.


              INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE
               OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

     The mailing address and telephone number of the principal executive offices of Concord EFS are 2025 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133, (901) 371-8022.


                The date of this Prospectus is __________, 2000.

                      WHERE YOU CAN GET MORE INFORMATION

     Concord EFS is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. The common stock of Concord EFS is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Concord EFS has filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Concord EFS and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

     Upon request, Concord EFS will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). Concord EFS will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed from time to time by Concord EFS with the SEC pursuant to the Exchange Act of 1934. Requests for copies should be directed to Thomas J. Dowling, Vice President and Controller, Concord EFS, Inc. 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133. Telephone requests may be directed to Mr. Dowling at (901) 371-8000.


             CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

     We incorporate by reference the documents listed below, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering:

     -- Our Annual Report on Form 10-K for the fiscal year ended December 31,
1999

     -- Our Definitive Proxy Statement filed on April 7, 2000

     -- Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000

     -- The description of the common stock contained in the Registration Statement on Form 8-A of Concord EFS filed on September 4, 1985 with the SEC under Section 12(g) of the Securities Exchange Act, together with any and all amendments and reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                               Concord EFS, Inc.
                               2525 Horizon Drive, Suite 120
                               Memphis, Tennessee 38133
                               Attn: Thomas J. Dowling
                               (901) 380-8300
                               e-mail: Investor@efsnb.com

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, INCLUDING OUR OPERATING RESULTS AND FINANCIAL CONDITION. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL AS WE GROW, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We are dependent upon the ability and experience of our Chief Executive Officer, our President and a number of other key management personnel who have substantial experience with our operations, the rapidly changing electronic payment processing industry and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage and retain other qualified middle management and technical and clerical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

CHANGES IN CARD ASSOCIATION RULES COULD ADVERSELY AFFECT OUR BUSINESS.

     EFS National Bank, one of our bank subsidiaries, is a member of the VISA and MasterCard organizations and is a registered processor of Discover, American Express and Diners Club transactions. The rules of the credit card associations are set by member banks or, in the case of Discover, American Express and Diners Club, by the card issuers, and some of those banks and issuers are our competitors in the provision of transaction processing services. Further, with respect to our electronic benefits transfer (EBT) card business, the governmental issuers of the benefits set the rules and the financial institutions or processors hired by the government administer them. It is possible that the rules relating to our credit card, debit or EBT operations will be changed or administered in such a way as to adversely affect our operations.

CHANGES IN CARD ASSOCIATION FEES COULD INCREASE OUR COSTS.

     From time to time, VISA, MasterCard, Discover, American Express and Diners Club increase the organization and/or processing fees (known as interchange fees) that they charge. For example, in April 1999 VISA and MasterCard increased their fees by up to 10%, which was the largest increase in recent years. Most of our agreements with merchant customers permit fee increases to us to be passed on to the merchants. However, it is possible that competitive pressures will result in our absorbing a portion of such increases in the future, which would increase our operating costs and reduce our profit margin.

REVENUE GROWTH IN ATM PROCESSING COULD SLOW BECAUSE OF RESTRICTIONS ON SURCHARGING OR A DECLINE IN THE DEPLOYMENT OF ATMS.

     Revenue from "convenience fees" or "surcharges" imposed by owners of automated teller machines (ATMs), including us, has been a significant factor in the recent growth in our ATM processing business since such fees have encouraged ATM owners to deploy additional terminals. There have been initiatives at both the federal and state levels to limit surcharges, although restrictions have been implemented in only a limited number of jurisdictions to date. To the extent that ATM deployment declines due to the enactment of statutory restrictions on surcharges, fewer favorable retail ATM locations being available or other factors, demand for our ATM processing services may not continue to grow at recent rates or may decline.

WE ARE DEPENDENT ON OUR VISA AND MASTERCARD REGISTRATIONS.

     We are registered with VISA and MasterCard as a certified processor and a member. In order to be designated as a certified processor with VISA and MasterCard and to be a member, we must continue to adhere to the standards of the VISA and MasterCard credit card associations. These standards are set by the respective member financial institutions of VISA and MasterCard, some of which are our competitors. In the event that we fail to comply with these standards, our designation as a certified processor or status as a member could be suspended or terminated. We cannot assure you that VISA and MasterCard will maintain our registrations or that the current VISA and MasterCard rules allowing us to market and provide transaction processing services will remain in effect. The termination of our member registration or our status as a certified processor, or any changes in the VISA or MasterCard rules that prevent our registration or limit our ability to provide transaction processing and marketing services for VISA or MasterCard, would have an adverse effect on our ability to operate and our financial performance.

WE ARE SUBJECT TO THE CREDIT RISK OF OUR MERCHANT CUSTOMERS.

     In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is charged back to the merchant, and the purchase price is refunded to the cardholder. If that merchant files for bankruptcy or is otherwise unable or unwilling to pay, we must bear the credit risk for the full transaction amount. We cannot assure you that chargebacks will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on our financial condition and operating results.

WE MAY BE SUSCEPTIBLE TO FRAUD OCCURRING AT THE MERCHANT LEVEL.

     Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. We attempt to minimize our exposure to merchant fraud risk by conducting a credit review of a prospective merchant and monitoring the merchant's practices on an ongoing basis. We are also able to suspend a merchant's daily settlement if we suspect fraudulent activity. Nonetheless, under some circumstances we bear the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future. Increased incidents of merchant fraud could have an adverse effect on our financial condition and operating results.

WE FACE SIGNIFICANT AND INCREASING COMPETITION IN EACH OF OUR LINES OF BUSINESS.

     The market for credit, debit and EBT card transaction processing services is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Management estimates that the three largest credit and debit card processors account for roughly 50% of the total credit and debit card sales volume and that a single competitor accounts for well in excess of 50% of the total dollar volume of payment transaction processing for the trucking industry. Another single competitor accounts for in excess of 50% of the total dollar volume of check verifications. In addition, competitors to our MAC(R)-branded electronic funds transfer network, which consist of other national and regional ATM networks, continue to consolidate as large banks merge and combine their ATM networks and shared ATM networks continue to combine into larger super-regional conglomerates. The continued expansion of the national debit networks operated by VISA and MasterCard also places increasing competitive pressure on other networks as banks seek to consolidate their network affiliations. Several of our competitors and potential competitors have greater capital, management, marketing and technological resources than we have, and we cannot assure you that we will continue to be able to compete successfully with such entities. In addition, increased competitive pricing pressures, including a possible reduction in transaction fees charged as a result of any increase in competition, would adversely affect our margins and may have an adverse effect on our financial condition and results of operations.

WE COULD LOSE NETWORK SERVICE BUSINESS IF A NEW VISA DEBIT CARD PRODUCT IS SUCCESSFUL.

     In 1998, VISA announced the introduction of an on-line debit card product, VISA Check Card II, that would compete with other on-line debit cards but would bear a higher card issuer reimbursement fee than is provided by most other networks, including the MAC(R) network we operate. The significant increase in the issuer reimbursement fee may act as an incentive for bank debit card issuers to issue the VISA Check Card II. If VISA successfully induces banks to issue this card in replacement of debit cards participating in the MAC(R) network, we could experience a loss of network service business.

LOSS OF KEY CUSTOMERS COULD REDUCE OUR REVENUE AND NET INCOME.

     Like our competitors and as a result of our competitive business environment, we experience some turnover of customers. Attrition is due to several factors, including business closures and losses to competitors. Our contracts for credit and debit card and/or ATM processing services typically have terms of two to five years duration and renew automatically for successive one-year terms unless expressly terminated. However, we cannot assure you that any of these contracts will be allowed to renew or, if renewed, continued upon favorable terms. If they are not renewed, it will be unlikely that we would be able to reduce our costs in proportion to the lost revenue because many of our costs are fixed. Increased attrition of our customers could have an adverse effect on our revenue and net income.

CONTINUED CONSOLIDATION IN THE BANKING AND RETAIL INDUSTRIES COULD ADVERSELY AFFECT OUR GROWTH.

     Our ATM processing services business could be adversely affected. As banks consolidate, our ability to successfully offer our ATM processing services will depend in part on whether the institutions that survive those consolidations are willing to outsource their ATM processing to third-party vendors like us, and whether those institutions have pre- existing relationships with any of our competitors. With respect to network services, larger institutions with more geographically dispersed customer bases may wish to consolidate their network participation with fewer networks having the broadest geographic coverage and best service offerings. As regional networks continue to consolidate, we may lose network business if we are unable to continue to offer a range of products that is competitive in terms of geographic distribution as well as quality and breadth of service. In addition, we could lose customers and fee revenue could decrease. Continued consolidation in the retail industry, which makes up a substantial portion of our customer base, could impede our ability to grow as the survivors of such consolidation may have relationships with competitors or may be more interested in pursuing internal processing options due to their increased scale. Larger merchants with larger transaction volumes may also demand lower fees which could result in lower revenue for us.

RISKS RELATED TO ACQUISITIONS.

     Since the beginning of 1998 we have completed four acquisitions. Through these acquisitions and our other investments we have expanded our sales force and strengthened our breadth of service offerings. We expect to continue to seek selective acquisitions as an element of our growth strategy. It is possible that recent or future acquisitions could have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following the completion of such transactions, while the operations of the acquired entities are being integrated into our operations. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

     o we may not be able to continue to identify suitable acquisition candidates or to complete acquisitions on favorable terms;

     o we may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays or other operational or financial problems during the integration process and our operating results could be adversely affected during the integration process; and

     o  we could incur additional indebtedness to finance acquisitions.

CHANGES IN RULES AND REGULATIONS GOVERNING FINANCIAL INSTITUTIONS COULD LIMIT OUR BUSINESS.

     We are a bank holding company subject to regulation under the Bank Holding Company Act of 1956 and to regulation by the Board of Governors of the Federal Reserve System (Federal Reserve). EFS National Bank, one of our bank subsidiaries, is a national banking association established under the National Bank Act and is subject to regulation by the Office of the Comptroller of the Currency as well as the Federal Reserve. EFS Federal Savings Bank, another of our subsidiaries, operates under the Home Owners' Loan Act and the rules of the Office of Thrift Supervision, which has primary regulatory and supervisory jurisdiction over it. The Federal Deposit Insurance Corporation insures the domestic deposits of both banks. The restrictions imposed by these and other laws governing the activities of national banks, savings banks and their holding companies and related regulations and restrictions imposed by these regulatory agencies limit our discretion and the discretion of EFS National Bank, EFS Federal Savings Bank and their affiliates in operating their businesses. These limitations include restrictions on:

     o  engaging in non-bank-related activities;

     o  non-bank mergers and acquisitions;

     o  dividends by banking entities; and

     o  intercompany transactions.

     Material changes in applicable federal or state regulation of financial institutions could increase our operating costs, change the competitive environment or otherwise adversely affect us. We cannot assure you that these laws and regulations will not be amended, or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect our operations, financial condition and prospects. Furthermore, we are subject to the rules and regulations of the various credit card and debit card associations and networks which, among other things, prescribe capital requirements.

WE MUST REMAIN CURRENT WITH RAPID TECHNOLOGICAL CHANGE.

     Our ability to provide services is heavily dependent upon our use of and access to computing and telecommunications technology. The transaction payment processing business has been characterized by rapid technological change, and our business has benefited from our ability to offer processing and payment services in line with the most recent technological improvements. We are committed to maintain our ability to customize processing and payment services to a wide variety of merchant electronic payment equipment, communication protocols, new technologies and customer processing needs. We cannot assure you, however, that we will be able to continue to incorporate new developments in payment processing technology, or that the costs involved in doing so will not be substantial.

WE ARE DEPENDENT ON THIRD-PARTY VENDORS FOR OUR OPERATIONS.

     Our processing services are dependent upon long-distance and local telecommunications carriers and access to telecommunications facilities on a 24-hour basis. Telecommunications facilities are susceptible to interruption by natural disasters. Although we maintain a disaster response plan which we consider adequate and which we regularly review, and although we have operated following natural disasters in the past without interruption of our processing services, it is possible that a natural disaster could cause extensive or long-term damage that interrupts our processing services or causes us to incur substantial additional expense to avoid interruption of services, either of which could have an adverse effect on our operations and financial condition.

IF ADDITIONAL STATE TAXES ARE IMPOSED ON US, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Transaction processing companies like us may be subject to state taxation of certain portions of their fees charged to customers for their services. Application of this tax is an ongoing issue in the industry and the states have not yet adopted uniform guidelines implementing these regulations. If we are required to pay these taxes and are unable to pass this tax expense through to our customers, our financial condition and results of operations could be adversely affected.

THE PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

     In recent years, there has been and may continue to be significant volatility in the market price for our common stock, and there can be no assurance that an active market for our common stock can be sustained. Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into our markets, changes in management, announcements of technological innovations or new products by us or our competitors, and general events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "likely," "will," "should" and variations of such words and similar expressions are intended to identify such forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. The actual results of Concord EFS could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under "Risk Factors," in information incorporated by reference and elsewhere in this prospectus. The factors set forth above under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

     The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. Concord EFS cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               CONCORD EFS, INC.

     Concord EFS, Inc. is a fully integrated leading provider of electronic transaction authorization, processing, settlement and funds transfer services on a nationwide basis. We focus on marketing our services to supermarket chains and multiple lane retailers, financial institutions, petroleum and convenience stores, grocery stores, the trucking industry and other retailers. Our primary activity is merchant services, in which we provide integrated electronic transaction services for credit card, debit card and electronic benefits transfer (EBT) card transactions. These transaction services include data capture, authorization and settlement services for over 400,000 point-of-sale terminals. We also provide automated teller machine (ATM) services, consisting of owning and operating the MAC(R)-branded electronic funds transfer (EFT) network and processing for approximately 39,000 ATMs nationwide, of which we own approximately 1,000.

     o We have a bank subsidiary, EFS National Bank, which provides us with a number of competitive advantages.

     o We are a member of the credit and debit card associations and therefore do not have to pay another financial institution to sponsor us.

     o We settle our transactions directly and thus do not have to pay a third-party vendor.

     o We perform services such as automated clearing house (ACH) and wire transfer internally and therefore do not have to pay another financial institution for such services.


                              RECENT DEVELOPMENTS

     On February 1, 2000, Concord EFS announced completion of the acquisition of Card Payment Systems (CPS), a New York-based reseller of payment processing services. The acquisition is accounted for as a pooling of interests transaction in which Concord EFS issued 6.2 million shares of its common stock. CPS provides card-based payment processing services to independent sales organizations, which in turn sell those services to retailers. The acquisition costs related to this transaction were incurred during the first quarter of 2000, and the impact of the acquisition upon the results of operations of Concord EFS is not expected to be significant.

     On February 7, 2000, Concord EFS announced completion of its acquisition of Virtual Cyber Systems, Inc. (VCS), an internet software development company. The acquisition of VCS, for which we paid approximately $2 million is accounted for as a purchase transaction and has an immaterial impact on the financial statements of Concord EFS.

     On April 13, 2000, Concord EFS announced an agreement to acquire Cash Station Inc., an electronic funds transfer network based in Chicago, Illinois. The acquisition is to be accounted for as a pooling of interests transaction. We expect the acquisition to close by June 30, 2000, subject to regulatory approval and other customary closing conditions. The acquisition will have an immaterial impact on the financial statements of Concord EFS.


                                USE OF PROCEEDS

     Concord EFS will not receive any proceeds from the sale of the shares of common stock offered pursuant to this registration statement by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of common stock of Concord EFS as of April 15, 2000, by each of the selling stockholders. The selling stockholders covered by this prospectus, other than Mr. Arnold, are persons who received Concord EFS common stock in connection with the acquisition on February 26, 1999 of Electronic Payment Services, Inc. (EPS), in exchange for shares of common stock of EPS. Mr. Arnold received Concord EFS common stock in exchange for common stock of Virtual Cyber Systems Inc., acquired by Concord EFS on January 31, 2000.

     Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of the shares. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Concord EFS or any of its predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to Concord EFS any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Certain selling stockholders have not provided updated information to us regarding the shares of common stock beneficially owned by them.


                                           SHARES               NUMBER              SHARES
NAME OF SELLING STOCKHOLDER           BENEFICIALLY OWNED      OF SHARES        BENEFICIALLY OWNED
                                    PRIOR TO OFFERING (1)   BEING OFFERED       AFTER OFFERING(1)
                                                                               NUMBER      PERCENT
Richard N. Garman (2)                      306,970             306,970          -0-(2)        *

John F. Beahn (3)                          144,616             144,616          -0-           *

Ruth Ann Marshall (4)                       95,037              75,037         20,000         *

Philip A. Valvardi (5)                      33,367              28,555          4,812         *

Ronald D. Cybyske (6)                       13,345              13,345          -0-           *

Michael L. Major (7)                        15,613              11,863          3,750         *

Gary G. Arnold (8)                          84,944              84,889           55           *
                                           --------            --------        -------     ------

               Totals                      693,892             665,275         28,617         *

---------------------------------------------------------------------------------------------------

 *      Less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is determined in accordance with Rule 13d3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, to the extent such options are exercisable currently or within 60 days of April 15, 2000 are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) Mr. Garman was President and Chief Executive Officer of EPS at the time of its acquisition by Concord EFS until his resignation on October 1, 1999. Mr. Garman claims that he holds an option to purchase an additional 450,000 shares; Concord EFS claims that the option expired prior to vesting in accordance with its terms. The matter is under arbitration.

(3)     Mr. Beahn was Chief Marketing Officer of EPS.

(4) Ms. Marshall was a Group Executive and Executive Vice President of EPS. The amount of shares shown as beneficially owned by Ms. Marshall includes 20,000 option shares.

(5) Mr. Valvardi is President - MAC(R) Network of EPS. The amount of shares shown as beneficially owned by Mr. Valvardi includes 2,812 option shares.

(6)     Mr. Cybyske was Senior Vice President of Systems Development of EPS.

(7) Mr. Major is Senior Vice President of Data Center Operations of EPS. The amount of shares shown as beneficially owned by Mr. Major includes 3,750 option shares.

(8) Mr. Arnold was President and sole stockholder of Virtual Cyber Systems at the time of its acquisition by Concord EFS.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term "selling stockholders" refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold in one or more of the following transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

     - in the over-the-counter market,

     - in private transactions,

     - through options, or

     - a combination of any of the above transactions.

     Concord EFS reserves the right to terminate this registration statement at any time after the 90th day following its effective date.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     We shall pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                 LEGAL MATTERS

     Bingham Dana LLP, Boston, Massachusetts has given its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Richard M. Harter, a partner at Bingham Dana LLP, is the Secretary and a Director of Concord EFS and holds beneficially and of record 106,550 shares of its common stock.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

==========================================   ==================================

We have not authorized any dealer,
salesperson or other person to give any
information or to make any representations             665,275 SHARES
not contained in this prospectus or any
prospectus supplement. You must not rely
on any unauthorized information. Neither
this prospectus nor any prospectus
supplement is an offer to sell or a
solicitation of an offer to buy any of
these securities in any jurisdiction
where an offer or solicitation is not
permitted. No sale made pursuant to this
prospectus shall, under any circumstances,
create any implication that there has not
been any change in the affairs Concord
EFS since the date of this prospectus.                CONCORD EFS, INC.


                                                        COMMON STOCK



                                                     -------------------
        TABLE OF CONTENTS
                                                          PROSPECTUS
                            Page
Where You Can Get More                                  _________, 2000
Information.............    2
                                                     -------------------
Certain Information We
Are Incorporating By        2
Reference...............

Risk Factors............    3

Forward-Looking Statements  7

Concord EFS, Inc........    7

Recent Developments.....    8

Use of Proceeds.........    8

Selling Stockholders....    8

Plan of Distribution....    10

Legal Matters...........    11

Experts.................    11












==========================================   ==================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):


SEC Registration Fee..............................................   $  4,007
Nasdaq National Market Listing Fees...............................     13,306
Legal Fees and Expenses...........................................     19,000
Accountants' Fees and Expenses....................................      5,000
Miscellaneous Costs...............................................      5,000
     Total........................................................     46,313

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION oF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.1 and 3.2, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 16. EXHIBITS

EXHIBITS
3.1 Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 4.1 to the Registration Statement of Concord EFS on Form S-8 filed on March 10, 1999 (File no. 333-74215).
3.2 By-Laws of the Registrant, as amended to date, are incorporated by reference to Exhibit 4.2 to the Registration Statement of Concord EFS on Form S-8 filed on March 10, 1999 (Registration No. 333-74215).
5          Opinion of Bingham Dana LLP.
23.1       Consent of Bingham Dana LLP (included in Exhibit 5).
23.2       Consent of Ernst & Young LLP.
24.1       Power of Attorney (included in signature pages hereto).


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Concord EFS, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis Tennessee, on this 15 day of May, 2000.

                                  CONCORD EFS, INC.

                                  By:
                                     /s/ Dan M. Palmer
                                     ----------------------------
                                     Dan M. Palmer
                                     Chairman of the Board of Directors
                                     and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoint each of Edward T. Haslam and William E. Lucado severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                    TITLE                            DATE

 /s/ Dan M. Palmer          Chairman of the Board of Directors and         May 15, 2000
-------------------------   Chief Executive Officer
Dan M. Palmer               (Principal Executive Officer)


 /s/ Edward T. Haslam       Chief Financial Officer                        May 15, 2000
-------------------------   (Principal Financial and Accounting Officer)
Edward T. Haslam

 /s/ Edward A. Labry III    President and Director                         May 15, 2000
-------------------------
Edward A. Labry III

                            Director                                       May 15, 2000
-------------------------
Douglas C. Altenbern

  /s/ David C. Anderson     Director                                       May 15, 2000
-------------------------
David C. Anderson

  /s Richard Bushignani     Director                                       May 15, 2000
Richard Buchignani

  /s/ Richard M. Harter     Director                                       May 15, 2000
-------------------------
Richard M. Harter

  /s/ Joyce Kelso           Director                                       May 15, 2000
-------------------------
Joyce Kelso

  /s/ Richard P. Kiphart    Director                                       May 15, 2000
-------------------------
Richard P. Kiphart

  /s/ Jerry D. Mooney       Director                                       May 15, 2000
-------------------------
Jerry D. Mooney

  /s/ Paul L. Whittington   Director                                       May 15, 2000
-------------------------
Paul L. Whittington


                                 EXHIBIT INDEX

EXHIBITS
3.1 Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 4.1 to the Registration Statement of Concord EFS on Form S-8 filed on March 10, 1999 (File no. 333-74215).
3.2 By-Laws of the Registrant, as amended to date, are incorporated by reference to Exhibit 4.2 to the Registration Statement of Concord
           EFS on Form S-8 filed on March 10, 1999 (Registration No. 333-74215).
5          Opinion of Bingham Dana LLP.
23.1       Consent of Bingham Dana LLP (included in Exhibit 5).
23.2       Consent of Ernst & Young LLP.
24.1       Power of Attorney (included in signature pages hereto).

                                                                      Exhibit 5

                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110



                                  May 15, 2000

Concord EFS, Inc.
2525 Horizon Lake Drive, Suite 120
Memphis, TN 38133

    Re: Registration Statement on Form S-3 Under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to Concord EFS, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 665,275 shares (the "Shares") of the Company's Common Stock, $0.33 1/3 par value per share, to be offered by certain stockholders of the Company (the "Selling Stockholders"), pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on May 15, 2000.

     As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the original authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. We have also assumed that the Company received the specified purchase price for the original issuance of the Shares.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/ Bingham Dana LLP

                                    Bingham Dana LLP

                                                                   Exhibit 23.2







                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Concord EFS, Inc. for the registration of 665,205 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2000, with respect to the consolidated financial statements of Concord EFS, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                               /s/ Ernst & Young LLP

Memphis, Tennessee
May 12, 2000